Exhibit 99.2
FIRST AMENDMENT TO
ASGN INCORPORATED
SECOND AMENDED AND RESTATED
2010 INCENTIVE AWARD PLAN

This First Amendment (“First Amendment”) to the ASGN Incorporated Second Amended and Restated 2010 Incentive Award Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of ASGN Incorporated, a Delaware corporation (the “Company”), effective as of April 9, 2025 (the “Amendment Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
RECITALS

A.     The Company currently maintains the Plan.

B.    Pursuant to Section 13.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified at any time or from time to time by the Board, subject to approval by the stockholders of the Company for certain actions, including to increase the Share Limit (as defined in the Plan).

C.    The Board believes it is in the best interests of the Company and its stockholders to, among other things, amend the Plan to (i) increase the Share Limit and (ii) extend the term of the Plan.

AMENDMENT

    The Plan is hereby amended as follows, effective as of the Amendment Effective Date:

1.Section 3.1(a). The first sentence of Section 3.1(a) of the Plan is hereby amended and restated in its entirety with the following:

“Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (x) 3.5 million and (y) any Shares which were previously available for issuance under the Plan; provided, however, that the Share Limit shall be reduced by 1.53 shares for each Share delivered in settlement of any Full Value Award.”

2.Section 13.1. Section 13.1 of the Plan is hereby deleted and replaced in its entirety with the following:

“Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s stockholders, no action of the Administrator may, except as provided in Section 13.2 hereof, (i) increase the Share Limit, (ii) reduce the price per share of any outstanding Option or Stock Appreciation Right granted under the Plan, (iii) cancel any Option or Stock Appreciation Right in exchange for cash or another Award in violation of Section 11.6 hereof. In addition, the Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with applicable laws. Except as provided in Section 13.10 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the Participant, impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the tenth anniversary of April 9, 2035.”

3.Section 2.36(a). Section 2.36(a) of the Plan is hereby amended by adding the following to the end of such section new items (xxiv), (xxv) an (xxvi) as follows:

“(xxiv) adjusted earnings before interest, taxes, depreciation and amortization, (xxv) net operating profit after tax and (xxvi) relative total stockholder return.”

4.Section 13.16. A new Section 13.16 is hereby created and added to the Plan as follows:

“Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or sale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other claw-back policy adopted to comply with applicable laws, as and to the extent set forth in such claw-back policy or the Award Agreement.”

5.This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.

6.Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.